UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 10, 2009

FIRST FINANCIAL HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-17122	57-0866076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

34 Broad Street, Charleston, South Carolina	29401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (843) 529-5933

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note

On April 16, 2009, First Financial Holdings, Inc. ("First Financial") filed a Current Report on Form 8-K to report that its wholly owned subsidiary, First Federal Savings and Loan Association of Charleston (Charleston, South Carolina) (“First Federal”) entered into a definitive agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), pursuant to which First Federal assumed certain deposits, excluding brokered deposits, and certain assets of Cape Fear Bank, a commercial bank headquartered in Wilmington, North Carolina.  In that filing, First Financial indicated that it would amend the Form 8-K at a later date to the extent financial information was required by Item 9.01.  This amendment is being filed to update the disclosure in Item 2.01 and to provide the required financial information in Item 9.01.

Item 2.01           Completion of Acquisition or Disposition of Assets

The acquisition consisted of assets with a fair value of approximately $413.2 million, including $274.5 million of loans, $48.4 million of investment securities, $17.2 million of cash and cash equivalents, $7.5 million of foreclosed assets, $3.5 million of FHLB stock, $1.8 million of other assets and $60.4 million of FDIC indemnification asset associated with the loss sharing agreement.  Liabilities with a fair value of $384.3 million were also assumed, including $305.4 million of deposits, $58.9 million of FHLB advances, and $1.2 million of other liabilities. The acquisition also resulted in an $18.8 million deferred tax liability.  In addition, First Federal entered into a loss sharing agreement with the FDIC.  Under the loss sharing agreement, First Federal will share in the losses on assets covered under the agreement (referred to as covered assets).  On losses up to $110.0 million, First Federal will assume the first $31.5 million and the FDIC has agreed to reimburse First Federal for 80 percent of the losses between $31.5 million and $110.0 million.  On losses exceeding $110.0 million, the FDIC has agreed to reimburse First Federal for 95 percent of the losses.  Reimbursement for losses on single family one-to-four residential mortgage loans are to be made monthly until the end of the month in which the tenth anniversary of the closing of the acquisition occurs, and reimbursement for losses on non-single family one-to-four residential mortgage loans are to be made quarterly until the end of the quarter in which the fifth anniversary of the closing of the acquisition occurs.  The reimbursable losses from the FDIC are based on the book value of the relevant loans and foreclosed assets as determined by the FDIC as of the date of the acquisition, April 10, 2009.

Within 15 days after the end of each calendar month through April 2019, First Federal will deliver to the FDIC a certificate documenting the losses on single family one-to-four residential mortgage loans and any recoveries offsetting prior losses on such loans during the applicable month.  Within 30 days after each calendar quarter between and including the quarter ended June 30, 2009, and the quarter ended June 30, 2014, First Federal will deliver to the FDIC a certificate documenting the losses on non-single family one-to-four residential mortgage loans and any recoveries offsetting prior losses on such loans.  In addition, within 15 days after the end of each quarter between and including June 30, 2014, and June 30, 2017, First Federal will deliver to the FDIC a certificate documenting recoveries on non-single family one-to-four residential mortgage loans.

The loss sharing agreement is subject to the servicing procedures as specified in the agreement with the FDIC.  The expected reimbursements under the loss sharing agreement were recorded as an indemnification asset at their estimated fair value of $60.4 million on the acquisition date.  Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded.  The transaction resulted in a gain of $47.7 million (pre-tax), which will be included in non-interest income in First Financial's June 30, 2009, Consolidated Statement of Operations.  Due to the difference in tax bases of the assets acquired and liabilities assumed, First Financial recorded a deferred tax liability of $18.8 million, resulting in an after-tax gain of $28.9 million.

An analysis of the likely short-term and long-term effects of the loss sharing agreement on First Financial’s cash flows and reported results is included in Item 9.01(a) below.

The foregoing description of the Purchase and Assumption Agreement, including the loss sharing agreement, is a summary and is qualified in its entirety by reference to the full version of the Purchase and Assumption Agreement.  A copy of the Purchase and Assumption Agreement, including the loss sharing agreement, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01.  In addition, a copy of the press release announcing the transaction described above was previously filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.01.

Item 9.01           Financial Statements and Exhibits

(a) Financial Statements and Exhibits

Discussion

As set forth in Item 2.01 above, on April 10, 2009, First Federal acquired certain assets and assumed certain liabilities relating to eight former branch offices of Cape Fear Bank pursuant to the Purchase and Assumption Agreement.  A narrative description of the anticipated effects of the acquisition on First Financial’s financial condition, liquidity, capital resources and operating results is presented below.  This discussion should be read in conjunction with the historical financial statements and the related notes of First Financial, which have been filed with the Securities and Exchange Commission and the audited statement of assets acquired and liabilities assumed, which is included below.

The acquisition resulted in significant increases in First Financial’s total assets and total deposits, which are expected to positively affect First Financial’s operating results, to the extent First Financial earns more from interest earned on its assets than it pays in interest on deposits and other borrowings.  The ability of First Financial to successfully collect interest and principal on loans acquired will also impact First Financial’s cash flows and operating results.

First Financial considers that the determination of the initial fair value of loans acquired in the April 10, 2009, FDIC-assisted transaction and the initial fair value of the related FDIC indemnification asset involve a high degree of judgment and complexity.  The carrying value of the acquired loans and the FDIC indemnification asset reflect management’s best estimate of the fair value of each of these assets as of the date of acquisition.  First Financial determined current fair value accounting estimates of the assumed assets and liabilities in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.  However, the amount that First Financial realizes on these assets could differ materially from the carrying value reflected in these financial statements, based upon the timing and amount of collections on the acquired loans in future periods.  Because of the loss sharing agreement with the FDIC on these assets, First Financial should not incur any significant losses.  To the extent the actual values realized for the acquired loans are different from the estimate the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the acquisition, First Federal purchased $274.5 million in loans receivable at fair value, net of the discount of $105.0 million, and allowance for loan losses of $4.1 million.  This amount represents approximately 11.8% of First Financial’s total loans at September 30, 2008.  Foreclosed assets acquired were $7.5 million at fair value.

First Federal acquired $17.2 million in cash and cash equivalents in the transaction.  A portion of the cash acquired has been retained to create additional liquidity and a portion has been utilized to reduce brokered deposits with interest rates that were above First Federal’s average cost of funds, thus improving First Federal’s interest rate spread.  First Federal also acquired $48.4 million in securities, at fair value.

The following table presents information with respect to the carrying value of loans and investments acquired, as well as their principal amount and average contractual yield and term, and the amounts of acquired loans with credit-related impairment that are accounted for under AICPA Statement of Position 03-3 (“SOP 03-3) and other acquired loans.

Schedule of Earning Assets Acquired
April 10, 2009
(in thousands)

	Cape Fear Bank Book Balance	Fair Value	FDIC Loss Recovery Fair Value	Combined Fair Value	Average Months to Maturity	Average Contractual Rate
Earning Assets

Interest bearing deposits in other banks	$15,679	$15,679	-	$15,679	-	-
Federal funds sold	25	25	-	25	-	-
Investment securities	48,351	48,351	-	48,351	112	4.87%

Non SOP 03-3 loans
Commercial loans	105,041	102,368	-	102,368	26	6.21%
Consumer loans	54,653	46,555	-	46,555	54	5.00%
Residential real estate loans	54,403	53,058	-	53,058	29	5.82%
Other	2,076	2,076	-	2,076	-	-

Total Non SOP 03-3 loans	216,173	204,057	-	204,057	34	5.75%

SOP 03-3 loans (1)	170,646	85,303	-	85,303	16	5.68%

FDIC Indemnification	-	-	60,378	60,378	-	-

Total loans, gross (2)	386,819	289,360	60,378	349,738	26	5.72%

Foreclosed real estate	8,625	7,542	-	7,542	-	-

Total earning assets	$459,499	$360,957	$60,378	$421,335	-	-

(1)  See the discussion of SOP 03-3 loans and other acquired loans under "Operating Results and Cash Flows".

(2)  The fair value gross loan balance does not include the allowance for loan loss of $4,132 on the non-SOP 03-3 loans and present value discount for SOP 03-3 loans of $10,713.

In the acquisition, First Federal assumed $306.0 million in deposits, at fair value.  This amount represents approximately 16.5% of First Financial’s total deposits of $1.85 billion at September 30, 2008.  Demand and savings deposits accounts make up $78.9 million of these assumed deposits.  First Federal also assumed $59.0 million in FHLB advances, at fair value.

In its assumption of the deposit liabilities, First Financial believed that the customer relationships associated with these deposits have intangible value.  First Financial applied Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles.  First Financial determined the fair value of a core deposit intangible asset totaling approximately $3.2 million.  In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.  In accordance with the provisions of Statement of Financial Accounting Standard No. 141, Business Combinations, First Financial reduced the gain resulting from the transaction by the fair value of the core deposit intangible asset, thus reducing the carrying value of such asset to zero.

Operating Results and Cash Flows

First Financial’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past.  This particular transaction was attractive to us for a variety of reasons, including the:

•	ability to expand into non-overlapping yet complementary markets — for the most part, these locations were close enough to be operationally efficient, but didn’t overlap our existing footprint;

•	very strong market position enjoyed by most of the eight banking centers;

•
attractiveness of immediate core deposit growth with low cost of funds.  Over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions fought over deposits.  This acquisition allowed us to immediately increase core deposits by a significant amount at an attractive cost;

•
opportunities to enhance income and efficiency due to duplications of effort and decentralized processes.  First Financial has historically operated very efficiently, and expects to enhance income by centralizing some duties and removing duplications of effort;

Based on these and other factors, including the level of FDIC support related to the acquired loans and foreclosed assets, First Financial believes that this acquisition will produce positive earnings once various operational functions have been consolidated.

First Financial expects that the acquisition will positively affect its operating results in the near term.  Based on March 31, 2009, information, total assets increased by approximately 12.9%, or $413.2 million, and total deposits increased by approximately 15.3% or $306.0 million.  In addition, FHLB advances increased by approximately 9.7%, or $59.0 million.

First Financial believes that the transaction will improve First Federal’s net interest income, as First Federal earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.  The extent to which First Federal’s net interest margin may be adversely affected by a portion of the loans that were acquired and for which the accrual of interest income may cease will be, to a great extent, offset by the loss sharing agreement and the related discounts recorded upon the purchase of the loans.

Based on the loss sharing agreement with the FDIC, First Financial’s loss on the first $110 million in covered assets that it acquired will be limited to a first loss tranche of $31.5 million plus 20% between the $110 million and the first loss tranche, and thus only $47.2 million in losses could possibly be realized by First Financial.  Any loss on covered assets in excess of the $110 million amount will be limited to five percent, and thus another approximately $14.0 million in losses could possibly be realized by First Financial.  This scenario is based upon no principal being collected from the borrowers on any of the covered assets.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded.  The transaction resulted in a pre-tax gain of $47.7 million, which will be included in non-interest income in the June 30, 2009, Consolidated Statement of Operations in First Financial’s Quarterly Report on Form 10-Q.

AICPA Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans which fall under the scope of this statement.  On the acquisition date, the preliminary estimate of the contractually required payments receivable for all SOP 03-3 loans acquired in the acquisition were $170.6 million and the estimated fair value of the loans were $74.6 million, net of an accretable yield of $10.7 million.  These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments.  At April 10, 2009, a majority of these loans were valued based on the liquidation value of the underlying collateral because the future cash flows are primarily based on the liquidation of underlying collateral. There was no allowance for credit losses established related to these SOP 03-3 loans at April 10, 2009, based on the provision of this statement.

On the acquisition date, the preliminary estimate of the contractually required payments receivable for all non-SOP 03-3 loans acquired in the acquisition was $216.2 million and the estimated fair value of the loans totaled $204.1 million.  First Financial determined an allowance for credit losses totaling approximately $4.1 million that should be applied to the non SOP 03-3 portion of acquired loans, which was derived using First Financial’s allowance methodology.

The loss sharing agreement will likely have a material impact on the cash flows and operating results of First Financial in both the short term and the long term.  In the short term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans.  In such instances, First Financial will cease the accrual of interest in its income accruals, which will affect operating results, and First Financial will likely no longer receive payments from the borrowers, which will affect cash flows.  The loss sharing agreement will not offset the financial effects of such a situation.  However, if a loan is subsequently charged off or charged down after First Financial exhausts its best efforts at collection, the loss sharing agreement will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreement on cash flows and operating results in the long term will be similar to the short-term effects described above.  The long-term effects that First Financial will specifically experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreement to make payments over time.  As the loss sharing agreement covers up to a 10-year period (5 years for non-single family one-to-four residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC.  First Financial believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as First Financial exhausts its collection efforts under its normal practices.  In addition, First Financial recorded substantial discounts related to the purchase of these covered assets.  A portion of these discounts will be accretable to income over the term of the loss sharing agreement and will be dependent upon the timing and success of First Financial’s collection efforts on the covered assets.

Liquidity and Capital Resources

First Financial believes that its liquidity position will be improved as a result of this transaction.  First Financial acquired $17.2 million in cash and cash equivalents as well as $48.4 million of investment securities.  These securities provide monthly cash flows in the form of principal and interest payments and are readily marketable.  These additions to First Financial’s balance sheet represent additional support for First Financial’s liquidity needs.

Deposits in the amount of $306.0 million were also assumed.  Of this amount, $78.9 million were in the form of highly liquid non-interest bearing transaction accounts, money market and NOW accounts and savings accounts.  Certificates of deposit comprised $227.0 million of total deposits, or 74.1%.  A maturity analysis indicates that 72.8% of the total certificates mature before December 31, 2009.  Through May 31, 2009, First Financial has retained substantially all of the deposits assumed with the exception of certain brokered deposits.

At March 31, 2009, First Federal was “well-capitalized” under relevant regulatory ratios.  While the transaction reduces First Federal’s capital ratios insignificantly, First Federal remains “well-capitalized” after taking into consideration the results of the transaction.  First Federal had the following capital ratios at March 31, 2009:

Tier 1 leverage ratio	7.11%
Tier 1 risk based capital ratio	9.69%
Total risk based capital ratio	10.95%
Total equity capital / total assets	7.11%

Statements made in the foregoing discussion, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties.  These forward-looking statements include, without limitation, statements regarding First Financial’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources.  A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in First Financial’s Annual Report on Form 10-K for the year ended September 30, 2008.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at April 10, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

First Financial has omitted certain financial information of Cape Fear Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Securities and Exchange Commission in accordance with the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”).  SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d)	Exhibits

23.1	Consent of Grant Thornton LLP

99.2	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at April 10, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FINANCIAL HOLDINGS, INC.

Date: June 26, 2009	By:	/s/ A. Thomas Hood
A. Thomas Hood, President
and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Grant Thornton LLP
99.2	Audited statement of assets acquired and liabilities assumed at April 10, 2009.